Exhibit 2.2

FIRST AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (“Amendment”), effective this 21st day of October, 2016, is by and among Tiger X Medical, Inc., a Delaware corporation (“Parent”); Icicle Acquisition Corp., a Delaware corporation and wholly-owned Subsidiary of Parent (“Merger Sub”); BioCardia, Inc., a Delaware corporation (the “Company”); Jay Moyes, as the representative of the Company Securityholders hereunder (the “Company Representative”); and Steven Rubin, as the initial Parent Representative.

Recitals

WHEREAS, Parent, Merger Sub, the Company, the Company Representative and Parent Representative have previously entered into that certain Agreement and Plan of Merger, dated as of August 22, 2016, including the exhibits and schedules thereto, as amended by this Amendment (as may be further amended from time to time, the “Merger Agreement”); and

WHEREAS, Parent, Merger Sub, the Company, the Company Representative and Parent Representative desire to amend certain provisions of the Agreement as set forth herein.

Agreement

NOW, THEREFORE, in consideration of the premises, the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	The definition of “Company Capitalization” set forth in Article I of the Merger Agreement is hereby amended and restated in its entirety as follows:

“Company Capitalization” means the number of shares of Company Common Stock outstanding immediately prior to the Merger, including shares issuable on conversion or exercise of (i) outstanding Company Preferred Stock, (ii) outstanding Company 2015 Convertible Notes and Company 2016 Convertible Notes, (iii) outstanding Company Stock Options (whether vested or unvested) or (iv) any other security or instrument convertible into or exercisable for Company Common Stock, but excluding up to 1,450,596 shares issuable upon exercise of options that begin vesting and become exercisable after the Closing.

2.	Subsections 3.3(a), 3.3(b) and 3.3(e) of the Merger Agreement is hereby amended and restated in their entireties as follows:

“(a) The authorized capital stock of the Company consists of 60,000,000 shares of Company Common Stock and 43,502,124 shares of Company Preferred Stock. As of the date hereof, (i) 978,951 shares of Company Common Stock are issued and outstanding, (ii) 7,703,785 shares of Company Preferred Stock are designated as Series A Preferred Stock, of which 1,080,309 shares are issued and outstanding and convertible into an aggregate of 1,080,309 shares of Company Common Stock, (iii) 2,567,390 shares of Company Preferred Stock are designated as Series B Preferred Stock, of which 360,025 shares are issued and outstanding and convertible into an aggregate of 360,025 shares of Company Common Stock, (iv) 3,256,601 shares of Company Preferred Stock are designated as Series C Preferred Stock, of which 444,370 shares are issued and outstanding and convertible into an aggregate of 444,370 shares of Company Common Stock, (v) 11,773,243 shares of Company Preferred Stock are designated as Series D Preferred Stock, of which 1,600,821 shares are issued and outstanding and convertible into an aggregate of 1,600,821 shares of Company Common Stock, (vi) 2,212,960 shares of Company Preferred Stock are designated as Series E Preferred Stock, of which 310,315 shares are issued and outstanding and convertible into an aggregate of 310,315 shares of Company Common Stock, and (vii) 15,988,145 shares of Company Preferred Stock are designated as Series F Preferred Stock, of which 1,909,540 shares are issued and outstanding and convertible into an aggregate of 1,909,540 shares of Company Common Stock.

(b) The Company has outstanding convertible promissory notes issued in 2015 in the aggregate principal amount of $7,200,000 (the “Company 2015 Convertible Notes”). The principal and all accrued and unpaid interest under the Company 2015 Convertible Notes will be converted into Company Common Stock immediately prior to the Effective Time at a conversion price of $2.85697 per share, resulting in 3,482,275 additional shares of Company Common Stock being issued and outstanding immediately prior to the Effective Time assuming the Effective Time occurs on August 31, 2016.

(e)     As of the date of this Agreement, the Company has outstanding Company Stock Options exercisable for 2,302,968 shares of Company Common Stock (1,450,596 of which Company Stock Options only become exercisable if the Closing occurs). All Company Stock Options were issued under the Company Stock Plans (other than an option grant for 259,592 shares of Company Common Stock that becomes exercisable only if the Closing occurs). The Company has made available to Parent true and complete copies of the Company Stock Plans and all stock option agreements evidencing the Company Stock Options. All Company Stock Options have been offered, issued, and delivered by the Company in all material respects in compliance with all applicable Laws.”

3.	Section 5.8 of the Merger Agreement is hereby amended and restated in its entirety as follows:

“Registration Statement. As soon as commercially practicable following the Closing, Parent shall file a Registration Statement on Form S-8 (the “Form S-8”) under the Securities Act covering the Parent Common Stock issuable pursuant to the Company Adjusted Options, Parent Stock Options and other equity awards granted under Parent’s 2010 Equity Incentive Plan (or on such other form as may be available, to the extent Form S-8 is unavailable for the registration of any Parent Common Stock issuable pursuant to any Company Adjusted Options, provided that Parent shall have a period of nine (9) months following the Closing to file any such other form), which Form S-8 (or such other form) shall also provide for the resale of restricted Parent Common Stock by the individuals and in the amounts listed on Schedule 5.8 to this Agreement in accordance with General Instruction C to Registration Statement on Form S-8 under the Securities Act (or other applicable rules).”

4.	Section 9.1(b)(i) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“if the Merger shall not have been consummated by the date that is seventy-five (75) days from the date hereof (the “Outside Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any party whose breach of any representation, warranty, covenant or agreement, or failure to perform any of its obligations under this Agreement, results in the failure of the Merger to be consummated by such time; or”

5.	Section 3.3(f) of the Company Disclosure Letter is hereby amended and restated as set forth in Exhibit 1 to this Amendment.

6.	Schedule 5.6 to the Merger Agreement is hereby amended and restated as set forth in Exhibit 2 to this Amendment.

7.	Except as amended by the terms of this Amendment, the Merger Agreement remains in full force and effect.

8.	Unless otherwise defined, capitalized terms used herein have the meanings given to them in the Merger Agreement.

[Signature Page Follows]

IN WITNESS THEREOF, this Amendment has been executed by the undersigned as of the day, month and year first above written.

PARENT:

TIGER X MEDICAL, INC.

By:	/s/ Steven D. Rubin
Name:	Steven D. Rubin
Title:	Interim CEO

MERGER SUB:

ICICLE ACQUISITION CORP.

By:	/s/ Steven D. Rubin
Name:	Steven D. Rubin
Title:	Chief Executive Officer

PARENT REPRESENTATIVE:

/s/ Steven D. Rubin
Steven Rubin

COMPANY:

BIOCARDIA, INC.

By:	/s/ Peter Altman
Name:	Peter Altman

Title:	Chief Executive Officer

COMPANY REPRESENTATIVE:

/s/ Jay Moyes
Jay Moyes